Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-275855 and 333-226882) on Form S-8 and (No. 333-270328) on Form S-3 of our report dated February 29, 2024, except for Note 24, as to which the date is March 3, 2025, with respect to the consolidated financial statements of Banc of California, Inc.

/s/ KPMG LLP
Irvine, California
February 27, 2026